Exhibit 4.7

CYMER, INC.

2011 EQUITY INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

Pursuant to your Performance Restricted Stock Unit Grant Notice (“Grant Notice”) and this Performance Restricted Stock Unit Agreement (the “Agreement”), Cymer, Inc. (the “Company”) has granted you a Performance Restricted Stock Unit award under Section 7(c) and of the Cymer, Inc. 2011 Equity Incentive Plan (the “Plan”) for the number of shares of the Company’s common stock (the “Common Stock”) indicated in the Grant Notice (collectively, the “Award”). The Award is not intended to qualify as a Performance Stock Award (as such term is defined in the Plan) and is not otherwise intended to qualify as “performance-based compensation” for purposes of Section 162(m) of Internal Revenue Code.

Defined terms not explicitly defined in this Agreement but defined in the Plan or Grant Notice will have the same definitions as in the Plan or Grant Notice, as applicable.

The details of your Award are as follows.

1. DISTRIBUTION OF SHARES OF COMMON STOCK. If the shares subject to your Award vest, the Company will deliver to you a number of shares of Common Stock equal to the number of vested shares of Common Stock subject to your Award on the issuance date provided in your Grant Notice; provided, however, that in the event that the Company determines that you are subject to its policy regarding insider trading of the Company’s stock and any shares of Common Stock subject to your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an “open window period” applicable to you, as determined by the Company in accordance with such policy, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered as soon as practicable within the next “open window period” applicable to you pursuant to such policy; provided, however, that unless the delay until the next open window period or the next day when you are not prohibited from selling shares of the Company’s stock in the public market would not result in the imposition of any additional taxes under the Code (including section 409A of the Code), the delivery of the shares shall not be delayed pursuant to this provision beyond December 31st of the same calendar year of the Original Distribution Date.

2. CONSIDERATION. The Common Stock delivered to you pursuant to Section 1 of this Agreement shall be deemed paid, in whole or in part, in consideration of your services to the Company in the amounts and to the extent required by law.

3. VESTING. Subject to the limitations contained herein, your Award will vest, if at all, as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

4. NUMBER OF SHARES. The number of shares of Common Stock subject to your Award referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments as set forth in the Plan.

5. CONDITIONS TO ISSUANCE AND DELIVERY OF SHARES.

(a) Notwithstanding any other provision of this Agreement or the Plan, the Company will not be obligated to issue or deliver any shares of Common Stock pursuant to this Agreement (i) until all conditions to the Award have been satisfied or removed, (ii) until, in the opinion of counsel to the Company, all applicable Federal, state and foreign laws and regulations have been complied with including, without limitation, the laws and regulations of the United States and, if applicable, your country of residence, (iii) if the outstanding Common Stock is at the time listed on any stock exchange or included for quotation on an inter-dealer system, until the shares to be delivered have been listed or included or authorized to be listed or included on such exchange or system upon official notice of notice of issuance, (iv) if it might cause the Company to issue or sell more shares of Common Stock than the Company is then legally entitled to issue or sell, and (v) until all other legal matters in connection with the issuance and delivery of such shares have been approved by counsel to the Company.

(b) Unless otherwise agreed in writing with the Company, the shares to be issued in respect of your Award may only be issued to you in accordance with the terms of this Agreement and such other terms and conditions as may be required by the Company at the time of issuance including, without limitation, the completion and execution of additional documents and any additional steps or procedures required by the Company in order to ensure material compliance with all applicable tax, securities, employment, foreign exchange and other laws and regulations in the United States, your country of residence and any other applicable jurisdiction.

6. EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that your acceptance of the Award via the procedures specified in the Grant Notice includes your acceptance of the terms of this Agreement. You further agree that such manner of indicating your acceptance of the Award may be relied upon as your consent or signature for establishing your consent to or execution of any documents required to be executed in the future in connection with your Award. This Agreement shall be deemed to be signed by the Company and you upon the earlier of: (i) the signing by you of the Grant Notice to which it is attached, or (ii) your acceptance of the Award via the procedures specified in your E*Trade account.

7. NON-TRANSFERABILITY. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Shares pursuant to Section 1 of this Agreement.

8. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue your employment. In addition, nothing in your Award will obligate the Company or an Affiliate, their respective stockholders, Boards of Directors or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

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9. UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Award, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock pursuant to this Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock purchased pursuant to this Agreement until such shares are issued to you pursuant to Section 1 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

10. WITHHOLDING OBLIGATIONS.

(a) On or before the time the shares subject to your Award vest and/or you receive a distribution of shares pursuant to your Award, or at any time thereafter as requested by the Company, to the extent permitted by applicable law, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to your Award (the “Withholding Taxes”) by any of the following means (in addition to the Company’s right to withhold from any other compensation payable to you by the Company) or by a combination of such means: (i) requiring that you deposit cash in US dollars into your E*Trade account, (ii) a “same-day sale” procedure under a Regulation T Program whereby you authorize E*Trade to sell a number of whole shares necessary to cover the Withholding Taxes, or (iii) requiring that you tender a payment to the Company via cash, check, bank draft or money order in US dollars and authorizing the Company to “true up” the actual Withholding Taxes amount owed by crediting or debiting your next regular payroll.

(b) Unless the tax withholding obligations of the Company or any Affiliate are satisfied, the Company will have no obligation to issue a certificate for such shares of Common Stock in connection with your Award.

11. PERSONAL DATA. The provisions of this Section 11 are applicable if you are employed or reside in a jurisdiction outside the United States. You understand that your employer, if applicable, the Company, and/or its Affiliates hold certain personal information about you, including but not limited to your name, home address, telephone number, date of birth, social security or equivalent insurance number, salary, nationality, job title, and details of all shares of Common Stock granted, cancelled, vested, unvested, or outstanding (the “Personal Data”). Certain Personal Data may also constitute “Sensitive Personal Data” or similar classification under local law and be subject to additional restrictions on collection, processing and use of the same under applicable local law. Such data include but are not limited to Personal Data and any changes thereto, and other appropriate personal and financial data about you. You hereby provide express consent to the Company or its Affiliates to collect, hold, and process any such Personal Data and Sensitive Personal Data. You also hereby provide express consent to the Company and/or its Affiliates to transfer any such Personal Data and Sensitive Personal Data outside the country in which you are employed or retained, including transfer to the United States. The legal persons for whom such Personal Data are intended are the Company and any broker company providing services to the Company in connection with the administration of the Plan. You have been informed of your right to access and correct your Personal Data by applying to the Human Resources department of the Company.

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12. NOTICES. All notices with respect to this Award or the Plan shall be in writing and shall be given via your E*Trade account, hand delivered or sent by first class mail, international registered mail, reputable overnight delivery service, or reputable international courier delivery service, expenses prepaid. Notice may also be given by electronic mail or facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in a manner provided in the preceding sentence. Notices to the Company or the Board shall be delivered or sent to the Company’s headquarters, 17075 Thornmint Court, San Diego, California 92127, to the attention of its Chief Financial Officer. Notices to any Participant or holder of shares of Common Stock issued pursuant to an Award shall be sufficient if given via the Participant’s or holder’s E*Trade account or delivered or sent to such person’s address as it appears in the regular records of the Company or its transfer agent.

13. HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

14. AMENDMENT. This Agreement may be amended only by a writing executed by the Company and you which specifically states that it is amending this Agreement, or other amendment and consent procedure specified via your E*Trade account. Notwithstanding the foregoing, this Agreement may be amended solely by the Board (or appropriate committee thereof) by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your consent. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

15. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns. Your rights and obligations under your Award may not be assigned by you, except with the prior written consent of the Company.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

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(c) You hereby consent and acknowledge that:

(i) Participation in the Plan is voluntary and therefore you must accept the terms and conditions of the Plan and this Award as a condition to participation in the Plan and receipt of this Award.

(ii) The Plan is discretionary in nature and the Company can amend, cancel, or terminate it at any time.

(iii) This Award and any other Awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future Awards or other benefits in lieu of future Awards, even if similar Awards have been granted repeatedly in the past.

(iv) All determinations with respect to any such future Awards, including, but not limited to, the time or times when such Awards are made, the number of shares of Common Stock covered by such Awards, and performance and other conditions applied to the Awards, will be at the sole discretion of the Company.

(v) The value of the shares of Common Stock and this Award is an extraordinary item of compensation, which is outside the scope of your employment, service contract or consulting agreement, if any.

(vi) The shares of Common Stock, this Award, or any income derived therefrom are a potential bonus payment not paid in lieu of any cash salary compensation and not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments.

(vii) In the event of the involuntary termination of your Continuous Service, your eligibility to receive shares of Common Stock or payments under the Award or the Plan, if any, will terminate effective as of the date that you are no longer actively employed or retained regardless of any reasonable notice period mandated under local law, except as expressly provided in the Award.

(viii) The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(ix) You do not have, and will not assert, any claim or entitlement to compensation, indemnity or damages arising from the termination of this Award or diminution in value of the shares of Common Stock and you irrevocably release the Company, its Affiliates and, if applicable, your employer, if different from the Company, from any such claim that may arise.

(x) The Plan and this Award set forth the entire understanding between you, the Company and any Affiliate regarding the acquisition of the shares of Common Stock and supersedes all prior oral and written agreements pertaining to this Award.

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16. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control, as applicable; provided, however, that Section 1 of this Agreement will govern the timing of any distribution of Shares under your Award. The Board (or appropriate committee thereof) will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board (or appropriate committee thereof) will be final and binding upon you, the Company, and all other interested persons. No member of the Board (or appropriate committee thereof) will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

17. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any subsidiary except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any subsidiary’s employee benefit plans.

18. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of California, United States of America, without regard to such state’s conflicts of laws rules.

19. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement, or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

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